1

Exhibit 99.1
Remarks of

Richard J. Hipple
Chairman, President and Chief Executive Officer
&
John D. Grampa
Senior Vice President Finance and Chief Financial Officer

Materion Corporation
2014 Annual Meeting of Shareholders
May 7, 2014

(Slide 1: Title Slide)
DICK HIPPLE:

Good Morning; welcome to the Annual Meeting of Shareholders of Materion Corporation. It is a privilege to join you this morning.

Our agenda for today is as follows: We will conduct the election of directors and other formal business of the annual meeting. Following adjournment, John Grampa, Senior Vice President Finance and CFO, will provide a recap of 2013 financials, as well as an update on both our first quarter and the outlook for the balance of 2014. I will then discuss how we have positioned Materion for the future through strategic initiatives and an exciting product and technology pipeline, and then conclude with a review of our long-term strategy.

Begin formal meeting: Script to be provided by Mike Hasychak

(Slide 2: Forward-looking Statements)

First, let me caution you that we will be making some forward-looking statements. These statements involve risks, uncertainties and other factors that could cause the actual results to differ materially from the results expressed or implied by these statements. Certain of these factors are listed in the press release dated April 24th.

(Slide 3: Title Slide Repeated)

I would now like to invite our CFO, John Grampa, to provide an update of our financials.

JOHN GRAMPA:

Thank you, Dick. Let me add my welcome to all of you this morning. It is a pleasure to have you join us.

Without a doubt, 2013 was one of the most difficult years in our Company’s history. Yet, it was also a year of solid progress. We ended the year well positioned to resume profitable growth. To date in 2014, we are off to a terrific start.

(Slide 4: We Faced Headwinds and Addressed a Number of Challenges in 2013)

We faced significant headwinds and addressed a number of challenges throughout 2013 which slowed progress and tempered operating results, driving them to levels well below our expectations and well below what the Company is capable of.

We began the year with the discovery of a sizable theft of precious metal at our Albuquerque, New Mexico facility. This was a significant theft, one that consumed countless internal and external resources, both time and money, to investigate and remediate.

Compounding our challenges was a prevailing weak macroeconomic environment and the effect of specific end-market factors that came together to reduce demand. The convergence of those events, coupled with the U.S. Government budget sequestration, led to lower sales across many of our markets. As we ended the second quarter and began the third, our earnings were affected by these factors as well as by a collapse in gold prices and the effect of a difficult ramp–up of the new beryllium plant.

(Slide 5: Tough Decisions Made)

In response, we made some tough decisions and took very strong actions, especially in our Advanced Material Technologies segment. In early 2013 we closed facilities in both the Czech Republic and in Massachusetts, moving equipment and product manufacturing to other company locations. Later in the year, we consolidated four facilities into two in Albuquerque by eliminating low-margin, non-strategic product lines and shifting product manufacturing to other precious metal manufacturing locations within the company. We restructured and realigned the administrative functions of this segment and we also consolidated the business of our three precision optics facilities into two. All in, five smaller facilities were shutdown and much of their business was transferred to other Company locations.

Each of these difficult actions was effectively implemented. We expect that they will favorably impact 2014 earnings by over $0.30 per share.

(Slide 6: Business Levels Declined Modestly)

Materion’s sales in 2013 were approximately $1.2 billion compared with just under $1.3 billion in 2012, a decline of 8%. All but 1% of the decline was due to pass-through metal mix and metal prices. Said another way, the real year-over-year decline in business levels was about 1%.

As 2013 developed, macroeconomic conditions drove shipments lower in our industrial components market by 7%, in defense by 6%, in telecommunications infrastructure by 4% and in our largest end market, consumer electronics, by 3%. These end markets were especially weaker in the second half.

On the other hand, the weakness in these areas was almost entirely offset by solid increases in other areas. Automotive electronics, was up over 13%.

Medical, was up by 11%, followed by aerospace, up by 9% and energy, up by 5%. Each of these benefitted from better market conditions and our long list of new products that were targeted to these markets. These results reinforce the benefit of one key dimension of our core corporate strategy, that being to diversify across a breadth of rapidly growing markets.

(Slide 7: Profits Below Prior-year Levels)

Profits were below prior-year levels. Net income for the year was $19.7 million or $0.94 per share diluted compared to $24.7 million or $1.19 per share diluted in 2012. The $5.0 million decline in earnings was driven by the specific challenges that I noted earlier. Included is approximately $3.5 million, or $0.16 per share, in charges related to the facility and product line rationalizations.

As we look back at 2013, in spite of the challenges that led to the lower overall sales and earnings for the full year, the fourth quarter began to bring a welcomed improvement in business conditions.

(Slide 8: Strong Balance Sheet)

The Company began 2013 with a strong balance sheet and entered 2014 even stronger. Our debt to total capital ratio stood at 12% at year end. Cash flow from operations was approximately $76.0 million for the year which compares to about $39.0 million in 2012. Over the past five years, operating cash flow has ranged from $30.0 million to $76.0 million annually.

Even after investing approximately $200.0 million in acquisitions over the past several years, as well as returning over $20.0 million to shareholders in the form of dividends and stock repurchases over the past five years, our cash flow continued to improve and our balance sheet continued to strengthen year over year. The strength of our balance sheet has, and continues to provide us with significant strategic flexibility.

Our confidence in the outlook for 2014 and beyond, plus our ability to generate significant free cash flow, allowed the Board of Directors, in January of this year, to authorize a repurchase of up to $50.0 million of the Company’s stock.

And, I am pleased to announce that today, the Board approved a 6% increase to the regular quarterly dividend, bringing the dividend to $0.085 per share.

We have built a company with solid growth potential and a strong balance sheet. We have the flexibility to continue to support a balanced capital allocation policy. We can now support significant organic growth as well as growth through acquisition while returning meaningful cash to shareholders in the form of dividends and share repurchases.

(Slide 9: 2014 Off to a Good Start)

As I mentioned earlier, 2014 is off to a good start.

The first quarter was encouraging and marked by several positive developments. While value-added sales volumes were lower when comparing to both the same quarter of the prior year and sequentially to the fourth quarter of 2013, this was anticipated in the guidance provided for the first quarter and was due primarily to weather-related factors, inventory destocking in the automotive electronics market, and the shift of shipments to our one hydroxide customer from twice annually to four times annually.

We did, however, finish the quarter stronger than initially anticipated with earnings at $0.35 per share,

$0.29 per share on an adjusted basis, which excludes the benefit of an asset sale. The $0.29 per share was ahead of estimates by about $0.05 per share. While it is difficult to get a good read on demand levels and how markets are developing, we are encouraged about how 2014 is unfolding at this time.

Order levels were solid and the plant consolidation and product line rationalization initiatives of 2013 are delivering the anticipated benefits. Moreover, our new beryllium plant operated at targeted production levels and efficiency rates. The headwinds of 2013 seem to now be behind us.

As we entered the second quarter, order levels were improving. Over the past 10 weeks, order entry is up by over 10% when comparing to the same 10 weeks of the prior year. Business levels in consumer electronics continue to improve. Automotive electronics and telecommunications infrastructure, which were both weaker in the first quarter, also appear to be gaining momentum.

In addition to the progress in these areas, early in the second quarter, the Company reached a settlement with its insurance carrier related to our claim for the precious metal theft that occurred at our Albuquerque facility during 2012. While the investigation is ongoing, we received a cash settlement of approximately $6.8 million. This settlement will favorably affect the second quarter and full year by approximately $0.20 per share.

(Slide 10: 2014 Guidance Intact)

Our guidance for significant improvement in 2014 is intact. Results on a GAAP basis, including the theft insurance settlement and the first quarter costs related to the facility closings, net of the benefit of the related asset sale, are, at this time, expected to be in the range of $2.02 to $2.22 per share.

Earnings for the full-year 2014, excluding these two factors, are expected to be in the range of $1.75 to $1.95 per share, consistent with our previous guidance.

This concludes my remarks. Dick will now return to the podium to tell us more about some of our key strategic initiatives. Thank you.

(Slide 11: Title Slide Repeated)

DICK HIPPLE RETURNS:

As you heard from John, 2013 was a challenging year, but we faced the challenges and took strong actions to lower costs and better align our operations with business conditions in our various markets. We simplified the organizational structure to streamline management and better serve our customers. As a result of these actions and others that I will discuss, we are now well positioned for profitable growth.

Turning to our operations, we are encouraged that we have essentially put behind us, several operating challenges that have impacted results. Our new beryllium plant reached 75% of our targeted production in the first quarter heading toward 85% in the current quarter. In our Performance Alloys segment, we have addressed the root cause of yield issues in our strip production that we have been fighting through during the last six months, and in our Advanced Material Technologies segment, we are investing in new refining systems and equipment to improve precious metals yields and tracking.

This investment is one of a number we have made to leverage our strengths and take full advantage of our best opportunities. Between these investments, our new product pipeline, and the overall favorable market dynamics – we are optimistic about 2014, and beyond.

(Slide 12: Unifying Characteristics)

Fundamentally, all of our businesses share the same unifying characteristics: leading edge material science … sophisticated application engineering … solving complex, technical challenges … providing value-add to our customers, enabling their products and processes to perform more efficiently, and reliably through our three areas of global leadership … beryllium and specialty metals, physical vapor deposition materials and physical vapor deposition coatings.

Now let me review some of the specific investments, new products and market opportunities.

(Slide 13: Strategic Initiatives: Advanced Material Technologies)

Wafer Level Coating Facility

One of the major markets our Precision Optics group serves is thermal imaging. As the industry leaders shift their focus from defense to commercial applications, they are also transitioning away from discrete packaging methods to a lower-cost, higher-volume, semiconductor-type manufacturing process.

We have repositioned our Optics business to be at the forefront of this transition with a $3.0 million investment in a wafer-level coating facility that began operation late last year at our operation in Westford, Massachusetts. This 3,000-square-foot, class 1000 cleanroom is outfitted with the market's latest infrared coating chambers and 3D patterning equipment. It significantly enhances Materion's capability to manufacture low-defect infrared coatings for the wafer-level defense and commercial markets. Analysts are forecasting rapid growth in such applications as automotive night vision, security and surveillance, and even consumer electronic devices.

(Slide 14: Strategic Initiatives: Advanced Material Technologies)

Also at Westford, we invested $1.5 million in a new large area optics facility. This is one of just a few facilities in the world capable of manufacturing high-performance optical interference filters in sizes much larger than previously available for the global astronomy and space markets.

(Slide 15: Strategic Initiatives: Advanced Material Technologies)

Phosphor Materials Expansion

Our phosphor precursor materials are essential to all types of LED lighting. To meet continued strong demand, we significantly increased production capacity and improved process and engineering controls at our advanced chemicals business in Milwaukee, Wisconsin. Our next step in this market may be to add production capacity in Asia, where the LED industry is centered.

Electronics Packaging Relocation

As John mentioned, we relocated our electronics packaging business from Massachusetts to Singapore last year to lower the cost structure and be closer to our customers in the wireless telecom infrastructure market. The relocation and customer qualifications were completed in the third quarter of 2013. The facility is seeing increasing orders based on the combination of lower costs, proximity to the market, and a new product design that is proving very attractive to this market.

Meanwhile we are seeing robust demand as 4G buildouts are occurring in both China and India.

(Slide 16: Strategic Initiatives: Performance Alloys)

ToughMet® Capacity Expansion

In our Performance Alloys segment, we had record sales of our ToughMet copper-nickel-tin alloy in 2013. This unique alloy has found applications across a wide range of markets -- aerospace, oil and gas, microelectronics and industrial applications. We expect ToughMet shipments to continue to grow at a rate of 10% or better at least through 2016.

In anticipation of this demand, we invested $2 million last year at our Lorain, Ohio plant, effectively doubling casting capacity. And we are expanding capabilities and capacity at our copper alloy strip plant in Reading, Pennsylvania, with a $1.1 million investment in equipment and process improvements. The Reading operation supplies ultra-thin-gauge strip for electronics industry applications.

(Slide 17: Strategic Initiatives: Beryllium and Composites)

Beryllium Production

At our operations in western Utah, we are expanding capacity to produce beryllium hydroxide using our mine’s bertrandite ore reserves. This is in anticipation of a forecasted decrease in other sources of global supplies of beryllium.

One of the markets where we are seeing increasing demand for beryllium is the nuclear medicine business. Our beryllium rods and reflectors are critical components in most of the test reactors that produce radioisotopes used in medical scans. Global demand for radioisotopes is expected to grow at double-digit rates over the next four to five years, and many of these test reactors need to be replaced or upgraded.

AlBeCast®

The Beryllium and Composites segment has invested in our proprietary AlBeCast aluminum-beryllium investment castings technology. With new equipment and upgrades at our Elmore, Ohio, facility and a technology development that improves quality and dramatically reduces production costs, we are confident that this new manufacturing process will capture applications that weren’t possible even two years ago. We are in qualification with a number of aerospace and defense firms for applications requiring a combination of ultra-light weight, stiffness, mechanical stability and thermal properties. The highest-profile example of this involves Lockheed Martin, where we’re working to qualify as a supplier of AlBeCast investment castings for the F-35 fighter jet’s Electro-Optical Targeting System.

(Slide 18: Strategic Initiatives: Technical Materials)

Dovetail Clad

We’ve also invested in our Technical Materials segment to keep it at the forefront of the industry. One market they have done a great job of developing is advanced batteries. Technical Materials’ energy business, primarily batteries, is on track to grow to 15% of sales, up from 4% just two years ago.

Technical Materials’ Dovetail Clad materials are playing a key role in helping makers of lithium-ion batteries reduce production costs. These batteries are used in electric cars and hybrids and, increasingly, in standard vehicles equipped with fuel-saving start-stop technology. A number of high-volume models with this type of system as standard equipment are rolling out in Europe and North America beginning this year.

The same Dovetail Clad technology is also being incorporated into a new line of lithium-ion batteries developed by a major global battery maker for use in powering wireless telecom base stations.

(Slide 19: New Product Pipeline – Advanced Material Technologies)

Innovation is the lifeblood of our business and key to our future growth. We expect new products to generate half of our sales growth in 2014. Our longer-term goal is for new products to generate 10% of annual sales, on average each year.

Let me review some of these recently launched products and others that are in our very strong new product and technology pipeline. What’s gratifying to me is that not long ago, these products and end-use applications were technically beyond reach. Today, thanks in part to breakthroughs in materials, they are widely adopted.

Gesture Control

Our gesture control optics for newly introduced gaming devices began producing revenues last year. As a fully integrated supplier, we have developed both the materials and the manufacturing expertise – here in North America and at our high-volume production center in Shanghai that we acquired in the 2011 EIS acquisition.

AMOLED Displays

Technology advances have created a surge in demand for new organic matrix LED display panels that offer richer colors and lower power consumption.

Materion supplies high-purity silver, aluminum and magnesium materials that are essential to the production of these panels.

(Slide 20: New Product Pipeline: Performance Alloys and B&C)

Oil and Gas

Last year we introduced new forms of our ToughMet alloy engineered specifically for the demanding conditions of oil and gas exploration. These copper alloys extend the reach and accuracy of drilling tools and increase the reliability of well control, completion and production.

Wrapped Bearings

Many of our new products and applications are developed in partnership with downstream partners.

Two years ago, we began collaboration with British bearings maker Bowman International Ltd. to develop a new line of thin-walled wrapped bearings made from ToughMet. The BowMet® product line outperforms comparable bearings made of steel, bronze or other materials at an easily justifiable price premium. Bowman and Materion offer a standard line of BowMet wrapped bearings, and we have dozens of custom applications in development with manufacturers of everything from automotive and marine engines to pumps and compressors, and mobile industrial equipment.

Bulk Metallic Glass

Following three years of product development, Beryllium and Composites introduced a zirconium-based bulk metallic glass alloy product line earlier this year. This alloy, also known as Liquidmetal, has unique properties that provide end-use performance benefits including yield strength, hardness, elasticity and corrosion resistance. It can be formed into a finished product as if it were a plastic, eliminating the cost of machining to final tolerances.
The market and application base for these alloys is expected to grow as the supply chain and downstream technology become more robust.

(Slide 21: One Materion)

In addition to our new product development and capital upgrades, we are also leveraging the power of One Materion to its full potential. Our investment in common systems is enabling better decision making in production planning, procurement, pricing and sales forecasting.

On the marketing side, we are conducting cross-company Materion presentations to design and materials engineers at leading global companies.

(Slide 22: Leveraging our Global Leading Positions)

We have a lot of exciting products, technologies and capabilities.

▪	We have closely aligned Materion’s strong global positions in beryllium and specialty metals, physical vapor deposition materials and physical vapor deposition coatings.

▪	We are leveraging these strengths to generate profitable growth while building sustainable competitive advantages in attractive markets.

▪	We are taking out costs to improve margins through operational consolidation, process improvements and strategic procurement.

▪
We are generating good cash flow and maintaining a strong balance sheet, which gives us the flexibility to return cash to shareholders while continuing to invest in future growth, both organic and through acquisitions.

(Slide 23: Title Slide)

I would like to extend my appreciation to all Materion employees for your agility, innovation, dedication and contributions over the past year… to our Board of Directors for your guidance and support … and to you, our shareholders, for your investment and confidence in Materion Corporation. On behalf of our 2,600 men and women across the globe, we are proud of the positive difference we are making in this world, and to be serving our investors through focusing on balanced capital returns and long-term profitable growth.

Thank you very much.

And now I will take questions.